Exhibit 99.1

Main Street Announces 2020 Fourth Quarter And Annual Results

Fourth Quarter 2020 Net Investment Income of $0.59 Per Share

Fourth Quarter 2020 Distributable Net Investment Income of $0.63 Per Share

Net Asset Value of $22.35 Per Share

HOUSTON, Feb. 25, 2021 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") is pleased to announce its financial results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter 2020 Highlights

  Net investment income of $39.6 million (or $0.59 per share)
  Distributable net investment income(1) of $42.3 million (or $0.63 per share)
  Total investment income of $62.5 million
  Industry leading ratio of total non-interest operating expenses as a percentage of quarterly average total assets ("Operating Expenses to Assets Ratio") of 1.5% on an annualized basis
  Net increase in net assets resulting from operations of $79.3 million (or $1.19 per share)
  Net asset value of $22.35 per share at December 31, 2020, representing an increase of $0.83 per share, or 3.9%, compared to $21.52 per share at September 30, 2020
  Declared monthly dividends totaling $0.615 per share for the first quarter of 2021, or $0.205 per share for each of January, February and March 2021, consistent with the monthly dividends paid for the first quarter of 2020 and the fourth quarter of 2020
  Completed $97.8 million in total lower middle market ("LMM") portfolio investments, including investments totaling $68.7 million in two new LMM portfolio companies, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $40.3 million in total LMM portfolio investments
  Completed $98.5 million in total private loan portfolio investments, which after aggregate repayments of debt principal and exits of equity investments from several private loan portfolio investments resulted in a net decrease of $58.3 million in total private loan portfolio investments
  Net decrease of $29.3 million in middle market portfolio investments
  The External Investment Manager (as defined below) became the sole investment adviser to MSC Income Fund, LLC ("MSC Income"), formerly known as HMS Income Fund, Inc., a non-listed business development company
  The External Investment Manager successfully launched and closed its first private fund, MS Private Loan Fund I, LP

Full Year 2020 Highlights

  Net investment income of $137.9 million (or $2.10 per share)
  Distributable net investment income(1) of $148.8 million (or $2.26 per share)
  Total investment income of $222.6 million
  Industry leading Operating Expenses to Assets Ratio of 1.3%
  Paid monthly dividends totaling $2.460 per share, representing a 1.9% increase compared to $2.415 for 2019
  Completed $294.4 million in total LMM portfolio investments, including investments totaling $199.6 million in six new LMM portfolio companies, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $102.5 million in total LMM portfolio investments
  Completed $269.4 million in total private loan portfolio investments, which after aggregate repayments of debt principal and exits of equity investments from several private loan portfolio investments resulted in a net increase of $24.4 million in private loan portfolio investments
  Net decrease of $88.7 million in middle market portfolio investments
  Amended our revolving credit facility ("Credit Facility") in March and November 2020 to increase the total commitments from $705.0 million to $780.0 million and add two new lender relationships
  Further diversified capital structure by issuing an additional $125.0 million of our existing 5.20% investment grade notes due 2024 at a premium resulting in an estimated yield-to-maturity of 4.42%

In commenting on Main Street's results, Dwayne L. Hyzak, Main Street's Chief Executive Officer, stated, "We are pleased with our fourth quarter results, which we believe represented a strong finish to a difficult and unusual year and which continue to illustrate the strength of our portfolio companies and evidence of their ongoing recovery from the impacts of the COVID-19 pandemic. We also continued our investment origination success in both our lower middle market and private loan investment strategies with the two portfolios combining for almost $200 million in investment originations in the fourth quarter and $564 million in investment originations for the full year. Additionally, we are pleased that we generated distributable net investment income per share in excess of our monthly dividends for the fourth quarter, representing significant progress in our efforts to return to consistently generating distributable net investment income in excess of our monthly dividends on a quarterly basis consistent with our long-term historical practice. We believe that our conservative capital structure and significant liquidity position which we further enhanced by our new investment grade notes issuance in January, will allow us to continue to manage the recovery from the pandemic from a position of strength and to successfully execute on our pipeline of attractive lower middle market and private loan investment opportunities."

Fourth Quarter 2020 Operating Results

The following table provides a summary of our operating results for the fourth quarter of 2020:

	Three months ended December 31,
	2020	2019	Change ($)	Change (%)

Interest income	$ 45,088	$ 46,649	$ (1,561)	(3%)
Dividend income	12,431	12,031	400	3%
Fee income	4,985	1,969	3,016	153%
Total investment income	$ 62,504	$ 60,649	$ 1,855	3%

Net investment income	$ 39,643	$ 39,247	$ 396	1%
Net investment income per share	$ 0.59	$ 0.62	$ (0.03)	(5%)

Distributable net investment income (1)	$ 42,255	$ 42,050	$ 205	0%
Distributable net investment income per share (1)	$ 0.63	$ 0.66	$ (0.03)	(5%)

Net increase (decrease) in net assets resulting from operations	$ 79,256	$ 16,014	$ 63,242	395%
Net increase (decrease) in net assets resulting from operations per share	$ 1.19	$ 0.25	$ 0.94	376%

The $1.9 million increase in total investment income in the fourth quarter of 2020 from the comparable period of the prior year was principally attributable to (i) a $3.0 million increase in fee income from origination of new debt investments and fees from exit and other prepayment activities and (ii) a $0.4 million increase in dividend income from investment portfolio equity investments, partially offset by a $1.6 million decrease in interest income, which was primarily due to lower floating interest rates on investment portfolio debt investments, based upon the decline in the London Interbank Offered Rate ("LIBOR"). The $1.9 million increase in total investment income in the fourth quarter of 2020 also includes the impact of a $2.9 million increase related to accelerated prepayment, repricing and other income activity considered less consistent or non-recurring when compared to the same period in 2019.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $20.2 million in the fourth quarter of 2020 from $18.6 million for the corresponding period of 2019. This increase in cash operating expenses was principally attributable to (i) a $2.8 million increase in compensation expense, partially offset by (i) a $0.4 million decrease in general and administrative expense, (ii) a $0.4 million decrease in interest expense and (iii) a $0.4 million increase in expenses allocated to the External Investment Manager. The increase in compensation expense is primarily related to a $2.8 million increase in incentive compensation. For the full year, total compensation expense was down $0.8 million and incentive compensation was down $1.8 million compared to prior year. Our Operating Expenses to Assets Ratio for the fourth quarter of 2020 was 1.5%, compared to 1.2% for the fourth quarter of 2019, both on an annualized basis, and 1.3% for the full year compared to 1.4% in 2019.

The $0.4 million increase in net investment income and the $0.2 million increase in distributable net investment income(1), which is net investment income before non-cash, share-based compensation expense, in the fourth quarter of 2020 were both principally attributable to the increase in total investment income, partially offset by higher operating expenses, both as discussed above.

Net investment income and distributable net investment income on a per share basis(1) for the fourth quarter of 2020 both include the impact of a greater number of average shares outstanding compared to the corresponding period in 2019 primarily due to (i) shares issued through our at-the-market, or ATM, program, (ii) shares issued pursuant to our equity incentive plans and (iii) shares issued pursuant to our dividend reinvestment plan. Net investment income and distributable net investment income in the fourth quarter on a per share basis also both include an increase of $0.04 per share due to the increase in investment income from accelerated prepayment, repricing and other income activity considered less consistent or non-recurring when compared to the fourth quarter of 2019.

The $79.3 million net increase in net assets resulting from operations in the fourth quarter of 2020 represents a $63.2 million improvement from the fourth quarter of 2019. This was primarily the result of (i) a $135.5 million improvement in net unrealized appreciation (depreciation) from portfolio investments, including the impact of accounting reversals relating to realized gains/income (losses) and (ii) a $0.4 million increase in net investment income as discussed above, partially offset by (i) a $70.7 million increase in net realized loss from investments and (ii) a $2.0 million increase in income tax provision. The $71.6 million net realized loss from investments for the fourth quarter of 2020 was primarily the result of (i) a $29.1 million realized loss from the full exit of one private loan investment that had been on non-accrual since the first quarter of 2018, (ii) a $25.9 million realized loss from the restructure of three middle market investments, (iii) a $14.9 million realized loss from the restructure of two private loan investments and (iv) a $6.9 million realized loss from the full exit of two LMM investments, partially offset by (i) a $2.6 million realized gain resulting from the partial exit of one LMM investment and (ii) a $1.3 million realized gain resulting from the sale of certain assets at one LMM investment. The total net realized losses in the fourth quarter had little to no net impact on the change in our net asset value during the quarter due to the total net realized loss amount being consistent with the related amount of previously recognized net unrealized depreciation.

The following table provides a summary of the total net unrealized appreciation of $112.0 million for the fourth quarter of 2020:

Three Months Ended December 31, 2020
	LMM (a)	Middle Market	Private Loan	Other		Total
(dollars in millions)
Accounting reversals of net unrealized (appreciation) depreciation recognized in prior periods due to net realized (gains / income) losses recognized during the current period	$ 3.2	$ 23.0	$ 45.1	$ -		$ 71.3
Net unrealized appreciation relating to portfolio investments	13.3	8.0	5.1	14.4	(b)	40.8
Total net unrealized appreciation relating to portfolio investments	$ 16.5	$ 31.0	$ 50.2	$ 14.4		$ 112.0

(a)	LMM includes unrealized appreciation on 38 LMM portfolio investments and unrealized depreciation on 19 LMM portfolio investments.
(b)

Other includes (i) $16.2 million of unrealized appreciation relating to the External Investment Manager, as defined below, and (ii) $0.6 million of unrealized appreciation relating to our deferred compensation plan assets, partially offset by $2.4 million of net unrealized depreciation relating to the other portfolio.

Liquidity and Capital Resources

As of December 31, 2020, we had $31.9 million in cash and cash equivalents, $511.0 million of unused capacity under our Credit Facility, which we maintain to support our investment and operating activities, and $40.2 million of remaining Small Business Investment Company ("SBIC") debenture capacity.

Several details regarding our capital structure as of December 31, 2020 are as follows:

  Our Credit Facility included $780.0 million in total commitments from a diversified group of 19 participating lenders, plus an accordion feature that allows us to increase the total commitments under the facility to up to $800.0 million.
  $269.0 million in outstanding borrowings under our Credit Facility, with an interest rate of 2.0% based on LIBOR effective for the contractual reset date of January 1, 2021.
  $309.8 million of outstanding SBIC debentures through our wholly owned SBIC subsidiaries. These debentures, which are guaranteed by the U.S. Small Business Administration, had a weighted-average annual fixed interest rate of approximately 3.4% and mature ten years from original issuance. The first maturity related to our SBIC debentures occurs in the first quarter of 2021, and the weighted-average remaining duration was approximately 5.4 years.
  $450.0 million of notes outstanding that bear interest at a rate of 5.20% per year (the "5.20% Notes"). The 5.20% Notes mature on May 1, 2024 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  $185.0 million of notes outstanding that bear interest at a rate of 4.50% per year (the "4.50% Notes"). The 4.50% Notes mature on December 1, 2022 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  Our net asset value totaled $1,514.8 million, or $22.35 per share.

During January 2021, we issued $300.0 million of notes that bear interest at a rate of 3.00% per year (the "3.00% Notes") and mature in July 2026. This issuance provided a significant increase to our overall liquidity and further diversified our capital structure.

Investment Portfolio Information as of December 31, 2020 (2)

The following table provides a summary of the investments in our LMM portfolio, middle market portfolio and private loan portfolio as of December 31, 2020:

	As of December 31, 2020
	LMM (a)	Middle Market	Private Loan
		(dollars in millions)
Number of portfolio companies	70	42	63
Fair value	$ 1,285.5	$ 445.6	$ 740.4
Cost	$ 1,104.6	$ 488.9	$ 769.0
% of portfolio at cost - debt	65.8%	93.0%	93.8%
% of portfolio at cost - equity	34.2%	7.0%	6.2%
% of debt investments at cost secured by first priority lien	98.1%	92.4%	95.4%
Weighted-average annual effective yield (b)	11.6%	7.9%	8.7%
Average EBITDA (c)	$ 5.3	$ 76.5	$ 58.1

(a)	We had equity ownership in 99% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 38%.
(b)

The weighted-average annual effective yields were computed using the effective interest rates for all debt investments at cost, including amortization of deferred debt origination fees and accretion of original issue discount but excluding fees payable upon repayment of the debt instruments and any debt investments on non-accrual status.

(c)

The average EBITDA is calculated using a simple average for the LMM portfolio and a weighted-average for the middle market and private loan portfolios. These calculations exclude certain portfolio companies, including three LMM portfolio companies, one middle market portfolio company and four private loan portfolio companies, as EBITDA is not a meaningful valuation metric for our investments in these portfolio companies and those portfolio companies whose primary purpose is to own real estate.

The fair value of our LMM portfolio company equity investments was approximately 161% of the cost of such equity investments and our LMM portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 3.0 to 1.0 and a median total EBITDA to senior interest expense ratio of 2.4 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 3.0 to 1.0 and 2.4 to 1.0, respectively.(2) (3)

As of December 31, 2020, we had other portfolio investments in twelve companies, collectively totaling $96.6 million in fair value and $124.7 million in cost basis, which comprised approximately 3.6% of our investment portfolio at fair value.

As of December 31, 2020, our investment in the External Investment Manager (as defined below) had a fair value of $116.8 million and a cost basis of $29.5 million, which comprised approximately 4.3% of our investment portfolio at fair value.

As of December 31, 2020, we had seven investments on non-accrual status, which comprised approximately 1.3% of the total investment portfolio at fair value and approximately 3.6% at cost. Our total portfolio investments at fair value were approximately 107% of the related cost basis as of December 31, 2020.

External Investment Manager

MSC Adviser I, LLC is a wholly owned portfolio company and registered investment adviser that provides investment management services to external parties (the "External Investment Manager"). Effective on October 30, 2020, the External Investment Manager transitioned from the role of investment sub-adviser to the role of sole investment adviser and administrator to MSC Income, formerly known as HMS Income Fund, Inc. The new advisory agreement includes a 1.75% management fee (reduced from 2.00%) and the same incentive fee calculations as under the prior advisory agreement, with the External Investment Manager receiving 100% of such fee income (increased from 50% previously as sub-adviser). During the fourth quarter of 2020, the External Investment Manager earned $3.5 million of management fee income for the services provided to MSC Income, and MSC Income ended the fourth quarter of 2020 with total assets of approximately $890.0 million. The relationship with MSC Income benefited our net investment income by $3.2 million in the fourth quarter of 2020 through a $2.1 million reduction of our operating expenses for expenses we allocated to the External Investment Manager for services we provided to it and $1.1 million of dividend income we received from the External Investment Manager.

Fourth Quarter 2020 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, February 26, 2021 at 10:00 a.m. Eastern Time to discuss the fourth quarter and full year 2020 financial results.

You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, March 5, 2021 and may be accessed by dialing 201-612-7415 and using the passcode 13715220#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Annual Report on Form 10-K for the year ended December 31, 2020 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's Fourth Quarter 2020 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street, through its wholly owned portfolio company MSC Adviser I, LLC ("MSC Adviser"), also maintains an asset management business through which it manages investments for external parties. MSC Adviser is registered as an investment adviser under the Investment Advisers Act of 1940.

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information, including but not limited to our and our portfolio companies' ability to successfully navigate the current economic environment and the effects of the COVID-19 pandemic, are based on current conditions and information available to Main Street as of the date hereof and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to be correct. Those forward-looking statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which Main Street's portfolio companies operate; the potential impacts of the COVID-19 pandemic on the business and operations, liquidity and access to capital of Main Street and its portfolio companies, and on the U.S. and global economies, including public health requirements in response to the pandemic; changes in laws and regulations or business, political and/or regulatory conditions that may adversely impact Main Street's operations or the operations of its portfolio companies; the operating and financial performance of Main Street's portfolio companies and their access to capital; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" included in Main Street's filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Brent D. Smith, CFO, bsmith@mainstcapital.com
713-350-6000

Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Zach Vaughan / zvaughan@dennardlascar.com
713-529-6600

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(dollars in thousands, except shares and per share amounts)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019

INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 23,798	$ 21,934	$ 81,155	$ 92,414
Affiliate investments	8,808	9,306	32,435	34,732
Non-Control/Non-Affiliate investments	29,898	29,409	109,024	116,227
Total investment income	62,504	60,649	222,614	243,373
EXPENSES:
Interest	(12,761)	(13,122)	(49,587)	(50,258)
Compensation	(6,702)	(3,885)	(18,981)	(19,792)
General and administrative	(2,875)	(3,263)	(12,702)	(12,546)
Share-based compensation	(2,612)	(2,803)	(10,828)	(10,083)
Expenses allocated to the External Investment Manager	2,089	1,671	7,429	6,672
Total expenses	(22,861)	(21,402)	(84,669)	(86,007)
NET INVESTMENT INCOME	39,643	39,247	137,945	157,366

NET REALIZED GAIN (LOSS):
Control investments	(43,768)	(129)	(59,594)	4,797
Affiliate investments	2,610	37	2,203	(565)
Non-Control/Non-Affiliate investments	(30,465)	(857)	(58,556)	(19,344)
Realized loss on extinguishment of debt	-	-	(534)	(5,689)
Total net realized loss	(71,623)	(949)	(116,481)	(20,801)

NET UNREALIZED APPRECIATION (DEPRECIATION):
Control investments	73,020	(7,266)	37,924	(980)
Affiliate investments	(2,155)	(2,141)	(29,038)	990
Non-Control/Non-Affiliate investments	41,083	(13,951)	(14,968)	(10,214)
SBIC debentures	-	(175)	460	4,450
Total net unrealized appreciation (depreciation)	111,948	(23,533)	(5,622)	(5,754)

INCOME TAXES:
Federal and state income, excise and other taxes	830	(801)	(590)	(3,546)
Deferred taxes	(1,542)	2,050	14,131	2,304
Income tax benefit (provision)	(712)	1,249	13,541	(1,242)

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$ 79,256	$ 16,014	$ 29,383	$ 129,569
NET INVESTMENT INCOME PER SHARE - BASIC AND DILUTED	$ 0.59	$ 0.62	$ 2.10	$ 2.50
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE - BASIC AND DILUTED	$ 1.19	$ 0.25	$ 0.45	$ 2.06
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC AND DILUTED	66,856,103	63,775,000	65,705,963	62,960,591

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(dollars in thousands, except per share amounts)

	December 31, 2020	December 31, 2019

ASSETS
Investments at fair value:
Control investments	$ 1,113,725	$ 1,032,721
Affiliate investments	366,301	330,287
Non-Control/Non-Affiliate investments	1,204,840	1,239,316
Total investments	2,684,866	2,602,324
Cash and cash equivalents	31,919	55,246
Interest receivable and other assets	49,761	50,458
Deferred financing costs, net	2,818	3,521
Total assets	$ 2,769,364	$ 2,711,549
LIABILITIES
Credit facility	$ 269,000	$ 300,000
SBIC debentures (par: $309,800 ($40,000 due within one year) and $311,800 as of December 31, 2020 and December 31, 2019, respectively)	303,972	306,188
5.20% Notes due 2024 (par: $450,000 and $325,000 as of December 31, 2020 and December 31, 2019, respectively)	451,817	324,595
4.50% Notes due 2022 (par: $185,000 as of both December 31, 2020 and December 31, 2019)	183,836	183,229
Accounts payable and other liabilities	20,833	24,532
Interest payable	8,658	7,292
Dividend payable	13,889	13,174
Deferred tax liability, net	2,592	16,149
Total liabilities	1,254,597	1,175,159

NET ASSETS
Common stock	677	643
Additional paid-in capital	1,615,940	1,512,435
Total undistributed (overdistributed) earnings	(101,850)	23,312
Total net assets	1,514,767	1,536,390
Total liabilities and net assets	$ 2,769,364	$ 2,711,549
NET ASSET VALUE PER SHARE	$ 22.35	$ 23.91

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income
(dollars in thousands, except per share amounts)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Net investment income	$ 39,643	$ 39,247	$ 137,945	$ 157,366
Share-based compensation expense	2,612	2,803	10,828	10,083
Distributable net investment income (1)	$ 42,255	$ 42,050	$ 148,773	$ 167,449

Per share amounts:
Net investment income per share -
Basic and diluted	$ 0.59	$ 0.62	$ 2.10	$ 2.50
Distributable net investment income per share -
Basic and diluted (1)	$ 0.63	$ 0.66	$ 2.26	$ 2.66

MAIN STREET CAPITAL CORPORATION
Endnotes

(1)

Distributable net investment income is net investment income as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is detailed in the financial tables included with this press release.

(2)	Portfolio company financial information has not been independently verified by Main Street.

(3)	These credit statistics exclude certain portfolio companies for which EBITDA is not a meaningful metric for the statistic.